Exhibit 10.2

AMENDMENT 3 TO TERM LOAN AGREEMENT

THIS AMENDMENT 3 TO TERM LOAN AGREEMENT, dated as of April 4, 2019 (this “Amendment”) is made among BioDelivery Sciences International, Inc. (“Borrower”), the Subsidiary Guarantors, CRG Servicing LLC, as administrative agent and collateral agent (in such capacity, “Administrative Agent”) and the lenders listed on the signature pages hereof under the heading “LENDERS” (each, a “Lender” and, collectively, the “Lenders”), with respect to the Loan Agreement referred to below.

RECITALS

WHEREAS, Borrower, the Subsidiary Guarantors, Administrative Agent and the Lenders are parties to the Term Loan Agreement, dated as of February 21, 2017, with the Subsidiary Guarantors from time to time party thereto, as amended by (x) Amendment 1 to Term Loan Agreement, dated as of December 15, 2017 and (y) Amendment 2 to the Term Loan Agreement, dated as of May 16, 2018 (as the same has been amended, restated, supplemented or otherwise modified from time to time, collectively, the “Loan Agreement”);

WHEREAS, substantially concurrently with the execution of this Amendment, Borrower has entered into that certain Shionogi Exclusive License Agreement (as defined below), which is attached as Exhibit A hereto; and

WHEREAS, the parties hereto desire to amend the Loan Agreement on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, the parties agree as follows:

SECTION 1. Definitions; Interpretation.

(a)    Terms Defined in Loan Agreement. All capitalized terms used in this Amendment (including in the recitals hereof) and not otherwise defined herein shall have the meanings assigned to them in the Loan Agreement.

(b)    Interpretation. The rules of interpretation set forth in Section 1.03 of the Loan Agreement shall be applicable to this Amendment and are incorporated herein by this reference.

SECTION 2. Amendments to Loan Agreement. Subject to Section 4 of this Amendment, the Loan Agreement is hereby amended as follows:

2.1    Section 1.01 of the Loan Agreement is hereby amended by adding thereto in proper alphabetical order the following defined terms:

“acceleration” and “Acceleration” have the meanings set forth in

Section 11.02.

“Acceleration Premium” has the meaning set forth in Section 11.02(c).

“Amendment No. 3 Date” means April 4, 2019.

“Amendment No. 3 to Term Loan Agreement” means that certain Amendment No. 3 to Term Loan Agreement dated as of the Amendment No. 3 Date by and among Borrower, the Subsidiary Guarantors, Administrative Agent and the Lenders party thereto.

“Back-End Facility Fee” has the meaning set forth in the Fee Letter.

“Shionogi Exclusive License Agreement” means that certain Exclusive License Agreement, entered into as of April 4, 2019, by and among Borrower, Shionogi Inc., a Delaware corporation and the other parties thereto, in the form attached as Exhibit A to Amendment No. 3 to Term Loan Agreement, which Shionogi Exclusive License Agreement may be amended, restated, supplemented, modified, renewed or replaced from time to time in compliance with Section 9.12. For the avoidance of doubt, the Shionogi Exclusive License Agreement shall be a Material Agreement for purposes of the Loan Documents.

“Shionogi Transactions” means the entry into the Shionogi Exclusive License Agreement and the Acquisition of certain rights and assets relating to Symproic pursuant to the Shionogi Exclusive License Agreement.

2.2    The following Section 1.05 is hereby added to the Loan Agreement immediately following Section 1.04 of the Loan Agreement:

1.05 Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.

2.3    The following Section 3.02(e) is hereby added to the Loan Agreement immediately following Section 3.02(d) of the Loan Agreement:

(e)    Redemption Price. For the avoidance of doubt, in the event any Loans shall become due and payable for any reason, interest pursuant to Sections 3.02(a) and (b) shall accrue on the Redemption Price for such Loans from and after the date such Redemption Price is due and payable until paid in full.

2.4    Section 7.05(b)(ii)(J) of the Loan Agreement is hereby amended and restated in its entirety as follows:

(J)    there are no pending or, to the Knowledge of any of the Obligors, threatening in writing Claims against the Obligors asserted by any other Person relating to the Material Agreements (other than the Shionogi Exclusive License Agreement), including any Claims of breach or default under such Material Agreements;

2.5    The second sentence of Section 7.14 of the Loan Agreement is hereby amended and restated in its entirety as follows:

No Obligor is in default under any such Material Agreement (other than the Shionogi Exclusive License Agreement) or agreement creating or evidencing any Material Indebtedness.

2.6    Section 9.01(c) of the Loan Agreement is hereby amended and restated in its entirety as follows:

(c)    Indebtedness consisting of the upfront payments and royalties payable pursuant to Sections 3.1 and 3.2 of the Shionogi Exclusive License Agreement;

2.7    Section 9.01(m) of the Loan Agreement is hereby amended by replacing the number “$1,000,000” with the number $2,000,000” therein.

2.8    Section 9.02(d) of the Loan Agreement is hereby amended and restated in its entirety as follows:

(d)    (i) Liens securing Indebtedness permitted under Section 9.01(h); provided that such Liens are restricted solely to the collateral described in Section 9.01(h) and (ii) Liens securing Indebtedness permitted under Section 9.01(m); provided that such Liens are restricted solely to the collateral described in Section 9.01(m);

2.9    Section 9.03 of the Loan Agreement is hereby amended as follows:

(a)	Section 9.03(e) is amended by deleting “and” at the end of such clause;

(b)	Section 9.03(f) is amended by replacing “.” at the end thereof with “; and”; and

(c)	the following new Section 9.03(g) is added immediately following Section 9.03(f):

(g)	the Shionogi Transactions.

2.10    Section 9.07 of the Loan Agreement is hereby amended and restated in its entirety as follows:

9.07    Payments of Indebtedness. Such Obligor will not, and will not permit any of its Subsidiaries to, make any payments in respect of any Indebtedness other than (i) payments of Obligations, (ii) scheduled payments of other Indebtedness permitted under the terms of any subordination to the Obligations, (iii) repayment of intercompany Indebtedness permitted in reliance upon Section 9.02(f) and (iv) payments of Indebtedness permitted in reliance upon Section 9.01(c).

2.11    Section 11.01(g)(i) of the Loan Agreement is hereby amended and restated in its entirety as follows:

(i) any material breach of, or “event of default” or similar event by any Obligor under, any Material Agreement (other than the Shionogi Exclusive License Agreement) shall occur and continue unredeemed, uncured or unwaived for more than 30 days after the expiration of any contractual cure period provided thereunder,

2.12    Section 11.02 of the Loan Agreement is hereby amended and restated in its entirety as follows:

11.02    Remedies.

(a)    Upon the occurrence of any Event of Default, then, and in every such event (other than an Event of Default described in Section 11.01(h), (i) or (j)), and at any time thereafter during the continuance of such event, the Majority Lenders may, by notice to Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable) (an “acceleration”), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other Obligations shall become due and payable immediately and the Obligors shall immediately pay all Obligations, including the Back-End Facility Fee and an Acceleration Premium as calculated below, all without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Obligor.

(b)    Upon the occurrence of any Event of Default described in Section 11.01(h), (i) or (j), the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other Obligations, shall automatically become due and payable immediately (an “acceleration” and, together with any acceleration defined in Section 11.02(a), each, an “Acceleration”) and the Obligors shall immediately pay all Obligations, including the Back-End Facility Fee and an Acceleration Premium as calculated below, all without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Obligor.

(c) Acceleration Premium Calculation. The applicable “Acceleration Premium” shall be an amount calculated as follows:

(i)    If the date of Acceleration occurs:

(A) on or prior to the fourth (4th) Payment Date, the Acceleration Premium shall be an amount equal to 8.00% of the aggregate outstanding principal amount of the Loans subject to Acceleration;

(B) after the fourth (4th) Payment Date and on or prior to the eighth (8th) Payment Date, the Acceleration Premium shall be an amount equal to 6.00% of the aggregate outstanding principal amount of the Loans subject to Acceleration;

(C) after the eighth (8th) Payment Date and on or prior to the twelfth (12th) Payment Date, the Acceleration Premium shall be an amount equal to 4.00% of the aggregate outstanding principal amount of the Loans subject to Acceleration;

(D) after the twelfth (12th) Payment Date and on or prior to the sixteenth (16th) Payment Date, the Acceleration Premium shall be an amount equal to 2.00% of the aggregate outstanding principal amount of the Loans subject to Acceleration;

(E) after the sixteenth (16th) Payment Date and on or prior to the twentieth (20th) Payment Date, the Acceleration Premium shall be an amount equal to 1.00% of the aggregate outstanding principal amount of the Loans subject to Acceleration; and

(F) after the twentieth (20th) Payment Date, the Acceleration Premium shall be an amount equal to 0.00% of the aggregate outstanding principal amount of the Loans subject to Acceleration.

(ii)    To determine the aggregate outstanding principal amount of the Loans subject to the Acceleration, and how many Payment Dates have occurred, as of any date of Acceleration, for purposes of this Section 11.02(c):

(A)    if, as of such date of Acceleration, Borrower shall have made only one Borrowing, the number of Payment Dates shall be deemed to be the number of Payment Dates that shall have occurred following the first Borrowing Date; and

(B)    if, as of such date of Acceleration, Borrower shall have made more than one Borrowing, then the Acceleration Premium shall equal the sum of multiple Acceleration Premiums calculated with respect to the Loans of each Borrowing, each of which Acceleration Premiums shall be calculated based on solely the aggregate outstanding principal amount of the Loans borrowed in such Borrowing (and PIK Loans subsequently borrowed in respect of interest payments thereon), as though the applicable number of Payment Dates equals the number of Payment Dates that shall have occurred following the applicable Borrowing Date. In the case that the Loans subject to Acceleration does not equal the full principal amount of Loans outstanding, the amount of such payment shall be allocated to Loans made in the various Borrowings (and PIK Loans in respect thereof) in the order in which such Borrowings were made.

(d)    (i) For the avoidance of doubt, the Acceleration Premium and the Back-End Facility Fee that are payable upon Acceleration of the Loans shall be due and payable at any time the Loans become due and payable prior to the Stated Maturity Date due to Acceleration pursuant to the terms of this Agreement (in which case it shall be due immediately, upon the giving of notice to Borrower in accordance with Section 11.02(a), or automatically, in accordance with Section 11.02(b)), whether by operation of law or otherwise (including where bankruptcy filings or the exercise of any bankruptcy right or power, whether in any plan of reorganization or otherwise, results or would result in a payment, discharge, modification or other treatment of the Loans or Loan Documents that would otherwise evade, avoid, or otherwise disappoint the expectations of Lenders in receiving the full benefit of their bargained-for Acceleration Premium and their bargained-for Back-End Facility Fee as provided herein and in the Fee Letter). The Obligors and Lenders acknowledge and agree that any Acceleration Premium and the Back-End Facility Fee due and payable in accordance with the Loan Documents shall not constitute unmatured interest, whether under section 502(b)(2) of the Bankruptcy Code or otherwise, but instead is reasonably calculated to ensure that the Lenders receive the benefit of their bargain under the terms of this Agreement, whether in a bankruptcy case or otherwise.

(ii) Each Obligor acknowledges and agrees that, prior to executing this Agreement, it has had the opportunity to review, evaluate and negotiate the Acceleration Premium calculation and the Back-End Facility Fee with its advisors and acknowledges that the Acceleration Premium is a reasonable approximation of Lenders’ liquidated damages upon Acceleration and, accordingly, each Obligor will not contest or object to the reasonableness thereof. Each Obligor understands and acknowledges that Lenders have entered into this Agreement in reliance upon the Acceleration Premium and the Back-End Facility Fee. Each Obligor acknowledges and agrees that the Lenders shall be entitled to recover the full amount of the Obligations, including the Acceleration Premium and the Back-End Facility Fee in each and every circumstance in which such amount is due pursuant to or in connection with this Agreement and the Fee Letter, including in the case of any Obligor’s bankruptcy filing, so that the Lenders shall receive the benefit of their bargain hereunder and otherwise receive full recovery of the agreed-upon return under every possible circumstance, and Borrower hereby waives any defense to payment, whether such defense may be based in public policy, ambiguity, or otherwise. Each Obligor further acknowledges and agrees, and waives any argument to the contrary, that payment of such amounts does not constitute a penalty or an otherwise unenforceable or invalid obligation. Any damages that the Lenders may suffer or incur resulting from or arising in connection with any breach by Borrower shall constitute secured obligations owing to the Lenders.

(iii)    For the avoidance of doubt, in the event of any Acceleration, interest pursuant to Sections 3.02(a) and (b) shall accrue on all Obligations, including the Back-End Facility Fee and any Acceleration Premium, from and after the date such Obligations are due and payable until paid in full.

2.13    The following Section 13.22 is hereby added to the Loan Agreement immediately following Section 13.21 of the Loan Agreement:

13.22    Redemption Price.

(a)    For the avoidance of doubt, the Prepayment Premium (as a component of the Redemption Price) and Back-End Facility Fee shall be due and payable whenever so stated in this Agreement (and the Fee Letter, as applicable), or by any applicable operation of law, regardless of the circumstances causing any related payment prior to the Stated Maturity Date (other than an Acceleration, in which case the Acceleration Premium instead shall be payable).

(b)    The Obligors and the Lenders acknowledge and agree that any Prepayment Premium due and payable in accordance with the Loan Documents shall not constitute unmatured interest, whether under section 502(b)(2) of the Bankruptcy Code or otherwise, but instead is reasonably calculated to ensure that the Lenders receive the benefit of their bargain under the terms of this Agreement.

(c)    Each Obligor acknowledges and agrees that, prior to executing this Agreement, it has had the opportunity to review, evaluate and negotiate the Prepayment Premium calculation with its advisors and acknowledges that the

Prepayment Premium is a reasonable approximation of the Lenders’ liquidated damages upon repayment on any Redemption Date or other day on which payment is due or prior to the Stated Maturity Date and, accordingly, each Obligor will not contest or object to the reasonableness thereof. Each Obligor understands and acknowledges that the Lenders have entered into this Agreement in reliance upon the Prepayment Premium. Each Obligor acknowledges and agrees that the Lenders shall be entitled to recover the full amount of the Obligations, including the Prepayment Premium in each and every circumstance in which such amount is due pursuant to or in connection with this Agreement, so that the Lenders shall receive the benefit of their bargain hereunder and otherwise receive full recovery of the agreed-upon return under every possible circumstance, and Borrower hereby waives any defense to payment, whether such defense may be based in public policy, ambiguity, or otherwise. Each Obligor further acknowledges and agrees, and waives any argument to the contrary, that payment of such amounts does not constitute a penalty or an otherwise unenforceable or invalid obligation. Any damages that the Lenders may suffer or incur resulting from or arising in connection with any breach by Borrower shall constitute secured obligations owing to the Lenders.

SECTION 3.     Consent. Administrative Agent and the Lenders hereby consent to (x) Borrower’s execution of and entry into the Shionogi Exclusive License Agreement and (y) the Shionogi Transactions.

SECTION 4. Conditions of Effectiveness. The effectiveness of Sections 2 and 3 of this Amendment shall be subject to the following conditions precedent:

(a)    Borrower, the Subsidiary Guarantors, Administrative Agent and all of the Lenders shall have duly executed and delivered this Amendment pursuant to Section 13.04 of the Loan Agreement; provided, however, that this Amendment shall have no binding force or effect unless all conditions set forth in this Section 4 have been satisfied;

(b)    No Default or Event of Default under the Loan Agreement shall have occurred and be continuing;

(c)    Borrower shall have paid or reimbursed Lenders for Lenders’ reasonable out of pocket costs and expenses incurred in connection with this Amendment, including Lenders’ reasonable and documented out of pocket legal fees and costs, pursuant to Section 13.03(a)(i)(z) of the Loan Agreement; and

(d)    Administrative Agent has confirmed to Borrower in writing of its receipt of the executed Amendment required in Section 3(a) and receipt of costs and expenses required by Section 3(c).

SECTION 5. Representations and Warranties; Reaffirmation.

(a)    Each Obligor hereby represents and warrants to each Lender as follows:

(i)    Borrower has full power, authority and legal right to make and perform this Amendment. This Amendment is within Borrower’s corporate powers and has been duly authorized by all necessary corporate board of directors and, if required, by all necessary shareholder action. This Amendment has been duly executed and delivered by Borrower and constitutes a legal, valid and binding obligation of Borrower, enforceable against Borrower in accordance with its terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or similar laws of general applicability affecting the enforcement of creditors’ rights and (b) the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). This Amendment (w) does not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority or any third party, except for such as have been obtained or made and are in full force and effect, (x) will not violate any applicable law or regulation or the charter, bylaws or other organizational documents of Borrower and its Subsidiaries, (y) will not violate any order of any Governmental Authority and (z) will not violate or result in a default under any indenture, agreement or other instrument binding upon Borrower and its Subsidiaries or assets, or give rise to a right thereunder to require any payment to be made by any such Person.

(ii)    No Default has occurred or is continuing or will result after giving effect to this Amendment.

(iii)    There has been no Material Adverse Effect since the date of this Loan Agreement.

(iv)    The representations and warranties made by or with respect to Borrower in Section 7 of the Loan Agreement are (A) in the case of representations qualified by “materiality,” “Material Adverse Effect” or similar language, true and correct in all respects and (B) in the case of all other representations and warranties, true and correct in all material respects (except that the representation regarding representations and warranties that refer to a specific earlier date are true and correct on the basis set forth above as of such earlier date), in each case taking into account any changes made to schedules updated in accordance with Section 7.21 of the Loan Agreement or attached hereto.

(v)    Each Obligor hereby ratifies, confirms, reaffirms, and acknowledges its obligations under the Loan Documents to which it is a party and agrees that the Loan Documents remain in full force and effect, undiminished by this Amendment, except as expressly provided herein. By executing this Amendment, Borrower acknowledges that it has read, consulted with its attorneys regarding, and understands, this Amendment.

SECTION 6. GOVERNING LAW; SUBMISSION TO JURISDICTION; WAIVER OF JURY TRIAL.

(a)    Governing Law. This Amendment and the rights and obligations of the parties hereunder shall be governed by, and construed in accordance with, the law of the State of New York, without regard to principles of conflicts of laws that would result in the application of the laws of any other jurisdiction; provided that Section 5-1401 of the New York General Obligations Law shall apply.

(b)    Submission to Jurisdiction. Borrower agrees that any suit, action or proceeding with respect to this Amendment or any other Loan Document to which it is a party or any judgment entered by any court in respect thereof may be brought initially in the federal or state courts in Houston, Texas or in the courts of its own corporate domicile and irrevocably submits to the non-exclusive jurisdiction of each such court for the purpose of any such suit, action, proceeding or judgment. This Section 6 is for the benefit of Administrative Agent and the Lenders only and, as a result, none of Administrative Agent or any Lender shall be prevented from taking proceedings in any other courts with jurisdiction. To the extent allowed by applicable Laws, Administrative Agent and the Lenders may take concurrent proceedings in any number of jurisdictions.

(c)	Waiver of Jury Trial. BORROWER AND EACH LENDER HEREBY

IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AMENDMENT, THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

SECTION 7.    Miscellaneous.

(a)    No Waiver. Nothing contained herein shall be deemed to constitute a waiver of compliance with any term or condition contained in the Loan Agreement or any of the other Loan Documents or constitute a course of conduct or dealing among the parties. Except as expressly stated herein, the Lenders reserve all rights, privileges and remedies under the Loan Documents. Except as amended hereby, the Loan Agreement and other Loan Documents remain unmodified and in full force and effect. All references in the Loan Documents to the Loan Agreement shall be deemed to be references to the Loan Agreement as amended hereby.

(b)    Severability. In case any provision of or obligation under this Amendment shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

(c)    Headings. Headings and captions used in this Amendment (including the Exhibits, Schedules and Annexes hereto, if any) are included for convenience of reference only and shall not be given any substantive effect.

(d)    Integration. This Amendment constitutes a Loan Document and, together with the other Loan Documents, incorporates all negotiations of the parties hereto with respect to the subject matter hereof and is the final expression and agreement of the parties hereto with respect to the subject matter hereof.

(e)    Counterparts. This Amendment may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and any of the parties hereto may execute this Amendment by signing any such counterpart. Signatures to this Amendment transmitted by facsimile transmission, by electronic mail in “portable document format” (.pdf) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.

(f)    Controlling Provisions. In the event of any inconsistencies between the provisions of this Amendment and the provisions of any other Loan Document, the provisions of this Amendment shall govern and prevail. Except as expressly modified by this Amendment, the Loan Documents shall not be modified and shall remain in full force and effect.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment, as of the date first above written.

BORROWER: BIODELIVERY SCIENCES INTERNATIONAL INC.

By:	/s/ Herm Cukier
Name: Herm Cukier Title: Chief Executive Officer

SUBSIDIARY GUARANTORS: ARIUS PHARMACEUTICALS, INC.

By:	/s/ Herm Cukier
Name: Herm Cukier Title: Chief Executive Officer

ARIUS TWO, INC.

By:	/s/ Herm Cukier
Name: Herm Cukier Title: Chief Executive Officer

Signature Page to Amendment 3 to Term Loan Agreement (BDSI)

ADMINISTRATIVE AGENT: CRG SERVICING LLC

By:	/s/ Nathan Hukill
Nathan Hukill Authorized Signatory

LENDERS: CRG ISSUER 2017-1 By: CRG SERVICING LLC, acting by power of attorney

By:	/s/ Nathan Hukill
Nathan Hukill Authorized Signatory

CRG PARTNERS III –PARALLEL FUND “A” L.P. By CRG PARTNERS III –PARALLEL FUND “A” GP L.P., its General Partner By CRG PARTNERS III –PARALLEL FUND “A” GP LLC, its General Partner

By:	/s/ Nathan Hukill
Nathan Hukill Authorized Signatory

CRG PARTNERS III (CAYMAN) UNLEV AIV I L.P. By CRG PARTNERS III (CAYMAN) GP L.P., its General Partner By CRG PARTNERS III (CAYMAN) GP LLC, its General Partner

By:	/s/ Nathan Hukill
Nathan Hukill Authorized Signatory

Witness:	/s/ Nicole Nesson

Name	Nicole Nesson

Signature Page to Amendment 3 to Term Loan Agreement (BDSI)

EXHIBIT A TO AMENDMENT NO. 3 TO TERM LOAN AGREEMENT

Form of Shionogi Exclusive License Agreement